SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT entered into this 26th day of April, 2017 (the “Second Amendment”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”), and SURGERY PARTNERS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Office Lease dated November 17, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated August 29, 2016 (the “First Amendment”), for space designated as Suites 300, 400 and 500, comprising a total of approximately 68,335 rentable square feet (the “Premises”), in the Seven Springs II Building (the “Building”), located at 310 Seven Springs Way, Brentwood, Tennessee; and
WHEREAS, the parties hereto desire to further alter and modify said Original Lease in the manner hereinafter set forth (the Original Lease and First Amendment, as further amended and modified by this Second Amendment, are hereinafter collectively referred to as the “Lease”).
NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Expansion. The parties hereby agree that the Premises shall be further expanded by the addition of the remaining space on the third floor of the Building comprising approximately 16,539 rentable square feet. Therefore, the total square footage leased by Tenant on the third floor shall be 28,733 rentable square feet as shown on Exhibit A attached hereto (which is hereby incorporated into Exhibit A to the Lease), and the entire third floor space shall be known and numbered as Suite 300. Based on the foregoing, paragraph 1.a of the Original Lease, entitled “Premises”, as previously amended by Section 1 of the First Amendment, is hereby further amended in its entirety and replaced with the following:

a.Premises.    Total Rentable Square Feet:    84,874
Suite 300:            28,733
Suite 400:            28,733
Suite 500:            27,408

Suites:            300, 400 and 500
Building:                Seven Springs II
Office Park:             Seven Springs
Street Address:            310 Seven Springs Way
City/County:            Brentwood/Davidson
State/Zip Code:            Tennessee 37027

2.
Term. Notwithstanding the expansion of the Premises set forth above, the Term of the Lease will remain 126 months with a Commencement Date of July 1, 2017; a Rent Commencement Date of January 1, 2018; and an Expiration Date of December 31, 2027; all as set forth in Section 1.b of the Lease (which dates remain subject to adjustment pursuant to Section 3 of the Lease).

3.
Base Rent. Due to the additional expansion of the Premises set forth herein, the rent schedule set forth in Section 1.f of the Original Lease, as previously amended and replaced by the rent schedule in Section 3 of the First Amendment, is hereby further amended in its entirety and replaced with the following rent schedule:

PERIOD	RATE	MONTHLY RENT	ANNUAL RENT
07/01/17 - 12/31/17	$0.00*	$0.00	$0.00
01/01/18 - 12/31/18	$33.00	$233,403.50	$2,800,842.00
01/01/19 - 12/31/19	$33.66	$238,071.57	$2,856,858.84
01/01/20 - 12/31/20	$34.33	$242,810.37	$2,913,724.44
01/01/21 - 12/31/21	$35.02	$247,690.62	$2,972,287.44
01/01/22 - 12/31/22	$35.72	$252,641.61	$3,031,699.32
01/01/23 - 12/31/23	$36.43	$257,663.32	$3,091,959.84
01/01/24 - 12/31/24	$37.16	$262,826.49	$3,153,917.88
01/01/25 - 12/31/25	$37.91	$268,131.11	$3,217,573.32
01/01/26 - 12/31/26	$38.66	$273,435.74	$3,281,228.88
01/01/27 - 12/31/27	$39.44	$278,952.55	$3,347,430.60
CUMULATIVE BASE RENT: $30,667,522.56

*Landlord is agreeing to waive minimum Base Rent for the first six months of the Term; and the Base Rent for such period otherwise would have been $233,403.50 per month. Accordingly, Landlord has agreed to conditionally waive receipt of $1,400,421.00 (the “Conditionally Waived Rent”) subject to Tenant’s compliance with all terms and provisions of this Lease. In the event of any default by Tenant under this Lease during the initial Term that is not cured within any relevant grace or cure period, all of the Conditionally Waived Rent, or so much of it as would have by then accrued but for such conditional waiver, may then, at Landlord’s option exercised by written notice to Tenant, become immediately due and payable; and Base Rent shall prospectively accrue as if there had been no agreement as to the Conditionally Waived Rent. Upon expiration of the initial Term of this Lease, without any such uncured default and acceleration, the Conditionally Waived Rent shall be permanently forgiven.

4.
Tenant’s Proportionate Share. Due to the expansion of the Premises set forth herein, Tenant’s Proportionate Share of Operating Expenses and Taxes as defined in Section 5 of Article I of the Addendum Number One to the Original Lease is hereby further amended to be 63.14%, calculated by dividing the 84,874 rentable square feet of the Premises by the 134,432 net rentable square feet of the Building.

5.
Allowance Increase. In connection with the additional expansion of the Premises set forth herein, the amount of the Allowance available for the construction of the Tenant Improvements pursuant to the Work Letter set forth in Exhibit A-1 to the Original Lease shall increase to $43.50 per rentable square foot of the Premises (which equates to $3,692,019.00 calculated on the 84,874 total rentable square feet of the Premises); and all references to the amount of the Allowance in Exhibit A-1 and elsewhere in the Lease are hereby amended accordingly.

6.
Right of Refusal. Due to Tenant’s lease of the remaining space on the third floor of the Building as set forth herein, the Right of Refusal set forth in Section 6 of the First Amendment is now null and void and deleted in its entirety.

7.
Brokers’ Commissions. Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate broker, finder or other person with respect to this Second Amendment and the expansion of the Premises except for Cushman & Wakefield (“Tenant’s Broker”). Tenant shall indemnify, defend and hold harmless Landlord from and against any claims, damages, expenses and liabilities arising from Tenant’s breach of this representation and warranty. Landlord will pay Tenant’s Broker a commission for the addition of the balance of the third floor space only pursuant a separate agreement.

8.
Miscellaneous. The foregoing is intended to be an addition and a modification to the Original Lease. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same definitions ascribed in the Original Lease. Except as modified and amended by this Second Amendment, the Original Lease shall remain in full force and effect. If anything contained in this Second Amendment conflicts with any terms of the Original Lease, then the terms of this Second Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety. This Second Amendment may be executed in any number of separate counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Any signature page from any such counterpart may be attached to any other counterpart to complete a fully executed counterpart of this Second Amendment. Signatures to this Second Amendment transmitted in a commonly accepted electronic format that reproduces an image of the actual executed signature page shall be deemed a binding original and shall have the same legal effect, validity, and enforceability as a manually executed counterpart of the document.

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:
SURGERY PARTNERS, INC.
a Delaware corporation

By:     /s/ Teresa Sparks

Printed Name:     Teresa Sparks

Title:     CFO

Date:     04-26-17

Landlord:
HIGHWOODS REALTY LIMITED PARTNERSHIP
a North Carolina limited partnership

By:    Highwoods Properties, Inc.,
a Maryland corporation, its General Partner

By:    W. Brian Reames

Printed Name: W. Brian Reames

Title:    Senior Vice President

Date:     04-27-17